EXHIBIT 10.34

                           ASSET PURCHASE AGREEMENT

                        dated as of September 26, 1997

                                 by and among

                               METALS USA, INC.

                          FEDERAL BRONZE ALLOYS INC.
                      (a subsidiary of Metals USA, Inc.)

                        FEDERAL BRONZE PRODUCTS, INC.

                                     and

                        the Stockholders named herein
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                               TABLE OF CONTENTS

                                                                          Page

1.    PURCHASE AND SALE......................................................1
      1.1   Purchase and Sale................................................1
      1.2   Purchase Price...................................................3
      1.3   Assumption of Liabilities........................................3
      1.4   Indemnification..................................................3
      1.5   The Closing......................................................4
      1.6   Instruments of Transfer; Further Assurances......................4
      1.7   Value Assigned to the Assets.....................................4

2.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY..........................4
      2.1   Due Organization.................................................4
      2.2   Authorization....................................................5
      2.3   Capital Stock of the Company.....................................5
      2.4   Subsidiaries.....................................................5
      2.5   Financial Statements.............................................6
      2.6   Liabilities and Obligations......................................6
      2.7   Accounts and Notes Receivable....................................6
      2.8   Permits and Intangibles..........................................7
      2.9   Environmental Matters............................................7
      2.10  Personal Property................................................8
      2.11  Significant Customers; Material Contracts and Commitments........9
      2.12  Real Property....................................................9
      2.13  Insurance........................................................9
      2.14  Compensation; Employment Agreements; Organized Labor Matters....10
      2.15  Employee Benefit Plans..........................................10
      2.16  Conformity with Law; Litigation.................................12
      2.17  Taxes...........................................................12
      2.18  No Violations; All Required Consents Obtained...................13
      2.19  Government Contracts............................................14
      2.20  Absence of Changes..............................................14
      2.21  Powers of Attorney..............................................15
      2.22  Competing Lines of Business; Related-party Transactions.........15

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      2.23  Disclosure......................................................15
      2.24  Certain Business Practices......................................15
      2.25  Notices and Consents............................................16

3.    REPRESENTATIONS OF METALS.............................................16
      3.1   Due Organization................................................16
      3.2   Authorization...................................................16
      3.3   No Violations...................................................16
      3.4   Validity of Obligations.........................................16

4.    DELIVERIES............................................................17
      4.1   Opinion of Counsel..............................................17
      4.2   Good Standing Certificates......................................17
      4.3   Employment and Consulting Agreements............................17
      4.4   Ferdon Street Warehouse Lease...................................17
      4.5   The 50 Wheeler Point Road Lease.................................17
      4.6   General Conveyance, Transfer and Assignment.....................17
      4.7   Escrow Agreement................................................17
      4.8   Additional Deliveries...........................................17

5.    POST-CLOSING COVENANTS................................................18
      5.1   Future Cooperation..............................................18
      5.2   Expenses........................................................18
      5.3   Payment of Liabilities; Bulk Transfer Compliance................18
      5.4   Change of the Company's Name....................................18
      5.5   Agreements......................................................18
      5.6   Union Employees and the Collective Bargaining Agreement.........19
      5.7   Union Employees and the Multiemployer Plan......................19

6.    INDEMNIFICATION.......................................................20
      6.1   Survival of Representations and Warranties.  ...................20
      6.2   General Indemnification by the Company..........................21
      6.3   Indemnification by Metals.......................................21
      6.4   Third Person Claims.............................................21
      6.5   Method of Payment...............................................22
      6.6   Limitations on Indemnification..................................22

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7.    NONCOMPETITION........................................................23
      7.1   Prohibited Activities...........................................23
      7.2   Equitable Relief................................................23
      7.3   Reasonable Restraint............................................24
      7.4   Severability; Reformation.......................................24
      7.5   Independent Covenant............................................24

8.    NONDISCLOSURE OF CONFIDENTIAL INFORMATION.............................24
      8.1   General.........................................................24
      8.2   Equitable Relief................................................25
      8.3   Survival........................................................25

9.    GENERAL...............................................................25
      9.1   Successors and Assigns..........................................25
      9.2   Entire Agreement................................................25
      9.3   Counterparts....................................................25
      9.4   Brokers and Agents..............................................26
      9.5   Notices.........................................................26
      9.6   Governing Law...................................................26
      9.7   Effect of Investigation.........................................26
      9.8   Exercise of Rights and Remedies.................................26
      9.9   Time............................................................27
      9.10  Reformation and Severability....................................27
      9.11  Captions........................................................27
      9.12  Press Releases and Public Announcements.........................27
      9.13  No Third-Party Beneficiaries....................................27


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                                    ANNEXES

Annex I     -     Form of General Conveyance, Transfer and Assignment

Annex IIA   -     Form of Employment Agreement

Annex IIB   -     Form of Consulting Agreement

Annex III   -     Form of Opinion of Counsel to Company and
                  Stockholders

Annex IV    -     Form of Lease

Annex V     -     Form of Escrow Agreement

Annex VI    -     Form of Amendment and Assignment of the
                  50 Wheeler Point Road Lease

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                           ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of September 26, 1997 by and among Federal Bronze Alloys Inc., a Delaware corporation ("Purchaser") and wholly-owned subsidiary of Metals USA, Inc., a Delaware corporation ("Metals"), Federal Bronze Products, Inc., a New Jersey corporation (the "Company"), and the stockholders of the Company identified on the signature pages hereto (the "Stockholders").

      WHEREAS, the Company desires to sell to Purchaser the business of the Company as a going concern and along therewith substantially all of the assets of the Company (collectively, the "Business"), and Purchaser desires to purchase the Business, upon the terms and conditions set forth in this Agreement (the "Transaction");

      WHEREAS, concurrently with the execution and delivery hereof, the parties hereto are consummating the Transaction;

      NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants contained herein, the parties hereto, intending to be legally bound, agree as follows:


1.    PURCHASE AND SALE

      1.1 PURCHASE AND SALE. Upon the terms and subject to the conditions of this Agreement, the Company hereby sells, conveys, transfers, assigns and delivers to Purchaser, and Purchaser hereby purchases from the Company, all of the assets, properties, business, franchises, goodwill and rights of every kind and character, tangible or intangible, owned or leased by the Company or any of its subsidiaries (collectively, the "Assets"), free and clear of all liens, claims and encumbrances of any kind; provided, however, that the Assets do not include the assets (the "Excluded Assets") identified as such on Schedule 1.1. Without limiting the generality of the foregoing, the Assets consist of all assets of the Company other than the Excluded Assets, including, without limitation, the following:

            (a) CUSTOMER LISTS. All customer lists, sales records, credit data and other information relating to customers of the Company.

            (b) CUSTOMER CONTRACTS. All right, title and interest of the Company in, to and under all existing contracts and agreements, written and verbal, with customers of the Company,

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including, without limitation, those contracts and agreements identified in
Schedule 1.1(b) (the "Scheduled Contracts").

            (c) ACCOUNTS AND NOTES RECEIVABLE. All trade and other accounts and notes receivable of the Company identified on Schedule 2.7.

            (d) VEHICLES. The vehicles and other transportation equipment identified on Schedule 1.1(d).

            (e) EQUIPMENT. All of the equipment, machinery, tools, appliances, telephone systems, copy machines, fax machines, implements, spare parts, supplies and all other tangible personal property of every kind and description owned by the Company (the "Equipment"). The Equipment includes, without limitation, all of the items listed in Schedule 1.1(e).

            (f) LICENSES, FRANCHISES AND PERMITS. All right, title and interest of the Company in, to and under all licenses, franchises, permits, authorizations, certificates, approvals, registrations and other governmental authorizations (collectively, the "Operating Authorities") owned or possessed by the Company and relating to the Business or all or any of the Assets, including those identified on Schedules 2.8 and .2.9.

            (g) INTANGIBLE ASSETS. All right, title and interest of the Company in, to and under all patents, trademarks, service marks, technology, know-how, copyrights and applications for each of the foregoing, trade names, licenses, covenants by others not to compete with the Company, rights and privileges used in the conduct of the Business and the right to recover for infringement thereon and all goodwill associated with the Business in connection with which any intellectual property is used.
            (h) CORPORATE NAMES. The names "Federal Bronze Products," any variation thereof and any other names under which the Company operates.

            (i) GOODWILL. The goodwill and going concern value of the Business.

            (j) BOOKS AND RECORDS. Copies of the Company's books, records, papers and instruments of whatever nature and wherever located that relate to the Business or the Assets or which are required or necessary in order for Purchaser to conduct the Business from and after the date hereof in the manner in which it is presently being conducted (the "Records").

            (k) INSURANCE PROCEEDS. All insurance proceeds and insurance claims of the Company relating to the Business or all or any part of the Assets and, to the extent transferable, the

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benefit of and the right to enforce the covenants and warranties, if any, that the Company is entitled to enforce with respect to the Assets against the Company's predecessors in title to the Assets, if any.

            (l) COMPUTERS AND SOFTWARE. All right, title and interest of the Company in computer equipment and hardware, including, without limitation, all central processing units, terminals, disk drives, tape drives, electronic memory units, printers, keyboards, screens, peripherals (and other input/output devices), modems and other communication controllers, networking equipment, and any and all parts and appurtenances thereto, together with all software and intellectual property used by the Company with such computer equipment and hardware.

            (m) OTHER INTANGIBLES. All right, title and interest of the Company in, to and under all rights, privileges, claims, causes of action, and options relating to or pertaining to the Business or the Assets.

            (n) CRANES. All cranes and related equipment used by the Company in the Business.

            (o) OTHER PROPERTY. All other or additional privileges, rights, interests, properties and assets of the Company of every kind and description and wherever located that are used or intended for use in connection with, or that are necessary to the continued conduct of, the Business as presently being conducted.

      1.2 PURCHASE PRICE. The aggregate purchase price (the "Purchase Price") for the Assets shall consist of $X,XXX,XXX in cash, of which $XXX,XXX shall be deposited directly into escrow and held and disbursed in accordance with the provisions of the Escrow Agreement described herein, and of which $X,XXX,XXX shall be paid to the Company by wire transfer of immediately available funds.

      1.3 ASSUMPTION OF LIABILITIES. As additional consideration for the purchase of the Assets, Purchaser shall assume and discharge the obligations of the Company under the leases and agreements specifically identified on Schedule
1.3 (the "Scheduled Obligations"); provided, however, that the aggregate principal amount of all interest-bearing indebtedness included in the Scheduled Obligations shall not exceed $240,000.

      1.4 INDEMNIFICATION. Except for the Scheduled Obligations, Purchaser does not assume or agree to pay, perform or discharge, and shall not be responsible for, any other liabilities or obligations of the Company or any other person, whether accrued, absolute, contingent or otherwise. The Company agrees that it shall remain solely responsible for, and it hereby agrees to

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indemnify and hold Purchaser harmless from, any and all liabilities and obligations of the Company, whether accrued, absolute, contingent or otherwise, except for the Scheduled Obligations.

      1.5 THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") is occurring concurrently with the execution and delivery hereof.

      1.6 INSTRUMENTS OF TRANSFER; FURTHER ASSURANCES. Concurrently herewith, the Company and Purchaser are executing and delivering to each other (a) a completed General Conveyance, Transfer and Assignment, in the form attached as Annex I hereto ("General Conveyance, Transfer and Assignment"), covering all of the Assets, (b) certificates of title to any Asset covered by a certificate of title, and (c) such other instruments of transfer as may be reasonably necessary or appropriate to vest in Purchaser good and indefeasible title to the Assets. At all times hereafter as may be necessary, the Company and, if appropriate, the stockholders of the Company, shall execute and deliver to Purchaser such additional instruments of transfer as shall be reasonably necessary or appropriate to vest in Purchaser good and indefeasible title to the Assets and to comply with the purposes and intent of this Agreement.

      1.7 VALUE ASSIGNED TO THE ASSETS. The Purchase Price shall be allocated to the Assets as set forth on Schedule 1.7 hereto. Purchaser and the Company and the Stockholders agree that they shall not take any position or action inconsistent with such allocation in the filing of any federal income or other tax returns.

2.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to Purchaser as follows:

      2.1 DUE ORGANIZATION. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New Jersey (the "State of Incorporation"), and has full power and authority to carry on its business as it is now being conducted. The Company is duly authorized or qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so authorized or qualified would not have a material adverse effect on the Business, the Assets, or the operations or condition (financial or otherwise), of the Company taken as a whole (as used herein with respect to the Company, or with respect to any other person, a "Material Adverse Effect"). Schedule 2.1 sets forth a list of all jurisdictions in which the Company is authorized or qualified to do business. True, complete and correct copies of the Certificate of Incorporation and By-laws, each as amended, of the Company (the "Charter Documents") are all attached to Schedule 2.1. There are no minutes in

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the possession of the Company which have not been made available to Metals, and all of such minutes are correct and complete in all material respects.

      2.2 AUTHORIZATION. (i) The representatives of the Company executing this Agreement have full power and authority to execute and deliver this Agreement and (ii) the Company has full power and authority to enter into this Agreement and the transactions contemplated hereby. This Agreement and the transactions contemplated hereby have been approved by the holders of the requisite majority of the outstanding capital stock of the Company and the Board of Directors of the Company, and copies of resolutions adopted by the stockholders and the Board of Directors of the Company approving this Agreement and the transactions contemplated hereby, certified by the Secretary or an Assistant Secretary of the Company, are attached hereto as Schedule 2.2. No stockholder of the Company or other person has any right to dissent from the Company's sale of the Assets as contemplated hereby or any right to an appraisal proceeding or any other similar right as a result of the transactions contemplated hereby. This Agreement has been validly executed and delivered by the Company and the Stockholders and constitutes the legal, valid and binding obligation of each of them enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or similar laws now or hereafter in effect relating to creditors' rights generally.

      2.3 CAPITAL STOCK OF THE COMPANY. The authorized capital stock of the Company is herein called the "Company Stock". Schedule 2.3 sets forth the ownership of the outstanding shares of Company Stock, all of which shares have been duly authorized and validly issued, are fully paid and nonassessable. No person other than the persons set forth on Schedule 2.3 has any right to vote any of the shares of Company Stock. None of such shares were issued in violation of any preemptive rights or similar rights of any person. Except as set forth on
Schedule 2.3, no option, warrant, call, conversion right or commitment of any kind exists which obligates the Company to issue any shares of its capital stock or obligates any stockholder of the Company to transfer any shares of Company Stock to any person.

      2.4 SUBSIDIARIES. Except as set forth on Schedule 2.4, the Company has no subsidiaries or d/b/a names and has not conducted business under any other name except its legal name on its certificate or articles of incorporation. Except as set forth in Schedule 2.4, the Company does not own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or other business entity, and the Company is not, directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity.

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      2.5 FINANCIAL STATEMENTS. Complete and correct copies of the following financial statements are attached as Schedule 2.5:

            (i) the balance sheets of the Company as of December 31, 1996 and 1995 and the related statements of operations, retained earnings and cash flows for the two-year period ended December 31, 1996, together with the related notes and schedules (the "Year-end Financial Statements"); and

            (ii) the balance sheet (the "Interim Balance Sheet") of the Company as of August 31, 1997 (the "Balance Sheet Date") and the related statement of operations for the eight-month period ended August 31, 1997 (the "Interim Financial Statements"). The Year-end Financial Statements and the Interim Financial Statements are collectively called the "Financial Statements".

      The Financial Statements have been prepared from the books and records of the Company in conformity with generally accepted accounting principles applied on a basis consistent with preceding years and throughout the periods involved ("GAAP") (except as reflected in the independent accountants' review report thereon or on Schedule 2.5 hereto), and the Financial Statements present fairly in all material respects the financial position and results of operations of the Company as of the dates of such statements and for the periods covered thereby. The books of account of the Company have been kept accurately in all material respects in the ordinary course of business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company have been properly recorded therein in all material respects.

      2.6 LIABILITIES AND OBLIGATIONS. Other than liabilities arising in the ordinary course of business after the Balance Sheet Date, and except as and to the extent disclosed and adequately provided for in the Financial Statements (including any notes thereto) or on Schedule 2.6 hereto, the Company has no liabilities or obligations of any kind, whether accrued, absolute, secured or unsecured, contingent or otherwise, which would be required to be reflected or reserved against in a year-end balance sheet (including the notes thereto).

      2.7 ACCOUNTS AND NOTES RECEIVABLE. Schedule 2.7 sets forth an accurate list of the accounts and notes receivable of the Company, as of the Balance Sheet Date and generated subsequent to the Balance Sheet Date, including any such amounts which are not reflected in the balance sheet as of the Balance Sheet Date. Receivables from and advances to employees and the stockholders of the Company and any entities or persons related to or affiliated with any of them are separately identified on Schedule 2.7. Schedule 2.7 also sets forth an accurate aging analysis of all accounts, notes and other receivables as of the Balance Sheet Date, showing amounts due in 30-day

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aging categories. Except to the extent reflected on Schedule 2.7, all such accounts, notes and other receivables were incurred in the ordinary course of business, are stated in accordance with GAAP and are, to the best knowledge of the Company, collectible in the amounts shown on Schedule 2.7, net of reserves reflected in the balance sheet as of the Balance Sheet Date.

      2.8 PERMITS AND INTANGIBLES. The Company holds all licenses, franchises, permits and other governmental authorizations required in connection with the conduct of the Company's business, the absence of any of which would have a Material Adverse Effect. Schedule 2.8 sets forth an accurate list of all such licenses, franchises, permits and other governmental authorizations, including permits, titles (including licenses, franchises, certificates, trademarks, trade names, patents, patent applications and copyrights owned or held by the Company or any of its employees (including interests in software or other technology systems, programs and intellectual property) (collectively, the "Intangible Assets")) (it being understood and agreed that a list of all environmental permits and other environmental approvals is set forth on Schedule 2.9). To the best knowledge of the Company, the Intangible Assets and other governmental authorizations listed on Schedules 2.8 and 2.9 are valid. The Company has not received any notice that any person intends to cancel, terminate or not renew any such Intangible Assets or other governmental authorization. To the best knowledge of the Company, the Company has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in the Intangible Assets and other governmental authorizations listed on Schedules 2.8 and 2.9 and is not in violation of any of the foregoing, except where any such violation would not have a Material Adverse Effect. Except as specifically set forth on Schedule 2.8 or 2.9, (a) the transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to the Company by, any such Intangible Assets or other governmental authorizations, and (b) all of such rights and benefits are transferable to the Purchaser and are being transferred to the Purchaser on the date hereof.

      2.9 ENVIRONMENTAL MATTERS. Except as set forth on Schedule 2.9 and except where any of the following has not had and will not have a Material Adverse Effect or require any material expenditure in connection with the Business after the date hereof, (i) the Company is in compliance with all federal, state, local and foreign statutes (civil and criminal), laws, ordinances, regulations, rules, notices, permits, judgments, orders and decrees applicable to the Company or any of its properties, assets, operations and businesses relating to environmental protection (collectively "Environmental Laws") including, without limitation, Environmental Laws relating to air, water, land and the generation, storage, use, handling, transportation, treatment or disposal of Hazardous Wastes, Hazardous Materials and Hazardous Substances including petroleum and petroleum products (as such terms are defined in any applicable Environmental Law) (collectively referred to herein as "Hazardous Substances"), (ii) the Company has obtained and adhered to all material

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permits and other approvals necessary to treat, transport, store, dispose of and otherwise handle Hazardous Substances, a list of all of which permits and approvals is set forth on Schedule 2.9, and have reported to the appropriate authorities, to the extent required by all Environmental Laws, all past and present sites owned and operated by the Company where Hazardous Substances have been treated, stored, disposed of or otherwise handled, (iii) there have been no releases or threats of releases (as defined in Environmental Laws) at, from, in or on any property owned or operated by the Company except as permitted by Environmental Laws, (iv) to the Company's best knowledge, there is no on-site or off-site location to which the Company has transported or disposed of Hazardous Substances or arranged for the transportation of Hazardous Substances which is the subject of any federal, state, local or foreign enforcement action or any other investigation which could lead to any claim against the Company, Metals or Purchaser for any clean-up cost, remedial work, damage to natural resources, property damage or personal injury, including, but not limited to, any claim under (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (ii) the Resource Conservation and Recovery Act, (iii) the Hazardous Materials Transportation Act or (iv) comparable state or local statutes and regulations. The Company has no contingent liability in connection with any release of any Hazardous Substance into the environment.

      2.10 PERSONAL PROPERTY. Schedule 2.10 sets forth an accurate list of (a) all material personal property included in "plant, property and equipment" or "inventory" on the balance sheet of the Company, (b) all other personal property owned by the Company with an individual value in excess of $10,000 (i) as of the Balance Sheet Date and (ii) acquired since the Balance Sheet Date and (c) all leases and agreements in respect of personal property, including, in the case of each of (a), (b) and (c), (1) true, complete and correct copies of all such leases and (2) an indication as to which assets are currently owned, or were formerly owned, by stockholders of the Company, relatives of stockholders of the Company, or persons controlling, controlled by, or under common control with, the Company or any of such stockholders (collectively, "Affiliates"). Except as set forth on Schedule 2.10, (i) all material personal property used by the Company in its business is either owned by the Company or leased by the Company pursuant to a lease included on Schedule 2.10, (ii) all of the personal property listed on Schedule 2.10 is in good working order and condition, ordinary wear and tear excepted or, in the case of inventory (except the inventory described as Special Inventory on Schedule 2.10), is salable in the ordinary course of business, and (iii) all leases and agreements included on Schedule 2.10 are in full force and effect and constitute valid and binding agreements of the parties (and to the Company's knowledge their successors) thereto in accordance with their respective terms. Except as set forth on Schedule 2.10, the Company has good and marketable title to the tangible and intangible personal property included in the Assets, including the assets listed on Schedule 2.10, subject to no security interest, pledge, lien, claim, conditional sales agreement, encumbrance, charge or restriction on transfer. The overhead cranes and related

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equipment used in the Company's business constitute personal property under applicable law, are owned by the Company, and are included in the Assets to be conveyed to Purchaser pursuant to this Agreement.

      2.11 SIGNIFICANT CUSTOMERS; MATERIAL CONTRACTS AND COMMITMENTS. Schedule
2.11 sets forth a list of (i) all customers representing 5% or more of the Company's revenues during the eight months ended on the Balance Sheet Date or during the 12 months ended December 31, 1996 ("Significant Customers"), and (ii) all material contracts, commitments and similar agreements to which the Company is a party or by which it or any of its properties are bound (including, but not limited to, contracts with Significant Customers, joint venture or partnership agreements, contracts with any labor organizations, strategic alliances and options to purchase land). True, complete and correct copies of such agreements are attached to Schedule 2.11. Except as described on Schedule 2.11, (i) none of the Company's Significant Customers have canceled or substantially reduced or, to the knowledge of the Company, are currently attempting or threatening to cancel a contract or substantially reduce utilization of the services provided by the Company, and (ii) the Company has complied with all material commitments and obligations pertaining to the Company, and is not in default under any contracts or agreements listed on Schedule 2.11 and no notice of default under any such contract or agreement has been received. Except as specifically set forth on Schedule 2.11, (a) the transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to the Company by, any such contracts or agreements, and (b) all of the rights and benefits under all such contracts and agreements are transferable to the Purchaser and are being transferred to the Purchaser as of the date hereof. Schedule 2.11 also includes a list of all material plans or projects relating to the Business or any of the Assets involving the opening of new operations, expansion of existing operations, the acquisition of any property, business or assets requiring, in any event, the payment of more than $10,000.

      2.12 REAL PROPERTY. Schedule 2.12 includes a list of all real property owned or leased by the Company at the date hereof, and all other real property, if any, used by the Company in the conduct of its business. True, complete and correct copies of all leases and agreements in respect of real property leased by the Company that is being assigned to Purchaser, if any, are attached to
Schedule 2.12, and an indication as to which such properties, if any, are currently owned, or were formerly owned, by stockholders or affiliates of the Company or stockholders is included in Schedule 2.12. Except as set forth on
Schedule 2.12, all of such leases included on Schedule 2.12 are in full force and effect and constitute valid and binding agreements of the parties (and, to the knowledge of the Company, their successors) thereto in accordance with their respective terms.

      2.13 INSURANCE. The Company has been covered during the past three years by insurance in scope and amount customary and reasonable for the businesses in which the Company has

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engaged during such period. Schedule 2.13 sets forth an accurate list as of the
Balance Sheet Date of all insurance policies then or now carried by the Company and an accurate list of all insurance loss runs and workers compensation claims received for the past three policy years. True, complete and correct copies of all insurance policies currently in effect are attached to Schedule 2.13. Such insurance policies evidence all of the insurance that the Company is required to carry pursuant to all of its contracts and other agreements and pursuant to all applicable laws, and provide adequate coverage against the risks involved in the Company's business. Except as set forth in Schedule 2.13, none of such policies is a "claims made" policy except the Employers' Liability Policy relating to the Company's employee benefit plans. All of such insurance policies are currently in full force and effect.

      2.14 COMPENSATION; EMPLOYMENT AGREEMENTS; ORGANIZED LABOR MATTERS.
Schedule 2.14 sets forth an accurate list showing all officers, directors and key employees of the Company, listing all employment agreements with such officers, directors and key employees and the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) of each of such persons as of (i) the Balance Sheet Date and (ii) the date hereof. Since the Balance Sheet Date, except as specifically noted on
Schedule 2.14, or reflected in the Interim Balance Sheet, there have been no increases in the compensation payable or any special bonuses to any officer, director, key employee or other employee.

      Except as set forth on Schedule 2.14, (i) the Company is not bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union, (ii) no employees of the Company are represented by any labor union or covered by any collective bargaining agreement, (iii) to the knowledge of the Company, no campaign to establish such representation is in progress and (iv) there is no pending or, to the best of the Company's knowledge, threatened, labor dispute involving the Company and any group of its employees. The Company has not experienced any labor interruptions over the past three years. The Company believes its relationship with its employees is good.

      2.15 EMPLOYEE BENEFIT PLANS. Schedule 2.15 sets forth an accurate schedule showing all employee benefit plans of Company, copies of which are attached thereto. There are no agreements or arrangements (oral or in writing) containing "golden parachute" or other similar provisions, and deferred compensation agreements. Except for the employee benefit plans described on Schedule 2.15, the Company does not sponsor, maintain or contribute to any plan program, fund or arrangement that constitutes an "employee pension benefit plan," nor does the Company have any obligation to contribute to or accrue or pay any benefits under any deferred compensation or retirement funding arrangement on behalf of any employee or employees (such as, for example, and without limitation, any individual retirement account or annuity, any "excess benefit plan" (within the meaning of Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or any non-qualified deferred compensation arrangement). For the purposes of this Agreement, the term "employee pension benefit plan" shall have the same meaning as is given that term in Section 3(2) of ERISA. Except as set forth on Schedule 2.15, the Company has not sponsored, maintained or contributed to any employee pension benefit plan other than the plans set forth on Schedule 2.15, and is not required to contribute to any retirement plan pursuant to the provisions of any collective bargaining agreement establishing the terms and conditions or employment of any of the Company's employees except as set forth on Schedule 2.15.

      The Company is not now, and will not as a result of its past activities become, liable to the Pension Benefit Guaranty Corporation or to any multi employer employee pension benefit plan under the provisions of Title IV of ERISA except as set forth on Schedule 2.15. All employee benefit plans listed on
Schedule 2.15 and the administration thereof are in compliance in all material respects with their terms and all applicable provisions of ERISA and the regulations issued thereunder, as well as with all other applicable federal, state and local statutes, ordinances and regulations. All accrued contribution obligations of the Company with respect to any plan listed on Schedule 2.15 have either been fulfilled in their entirety or are fully reflected on the balance sheet of the Company as of the Balance Sheet Date.

      All plans listed on Schedule 2.15 that are intended to qualify (the "Qualified Plans") under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") are and have been so qualified and have been determined by the Internal Revenue Service to be so qualified. Except as disclosed on Schedule 2.15, all reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries (including, but not limited to, actuarial reports, audits or tax returns) have been timely filed or distributed, and copies thereof are included as part of Schedule 2.15. Neither any plan listed in Schedule 2.15 nor the Company has engaged in any transaction prohibited under the provisions of Section 4975 of the Code or Section 406 of ERISA. No plan listed in Schedule 2.15 has incurred an accumulated funding deficiency, as defined in Section 412(a) of the Code and Section 302(1) of ERISA; and the Company has not incurred any liability for excise tax or penalty due to the Internal Revenue Service or any liability to the Pension Benefit Guaranty Corporation. Except as set forth on Schedule 2.15, there have been no terminations, partial terminations or discontinuance of contributions to any such Qualified Plan intended to qualify under Section 401(a) of the Code without notice to and approval by the Internal Revenue Service; no plan listed in
Schedule 2.15 subject to the provisions of Title IV of ERISA has been terminated; there have been no "reportable events" (as that phrase is defined in Section 4043 of ERISA) with respect to any such plan listed in Schedule 2.15; the Company has not incurred liability under Section 4062 of ERISA; and except as set forth on Schedule 2.15, no circumstances exist pursuant to which the Company could have any direct or indirect liability whatsoever

(including, but not limited to, any liability to any multi employer plan or the PBGC under Title IV of ERISA or to the Internal Revenue Service for any excise tax or penalty, or being subject to any statutory lien to secure payment of any such liability) with respect to any plan now or heretofore maintained or contributed to by any entity other than the Company that is, or at any time was, a member of a "controlled group" (as defined in Section 412(n)(6)(B) of the Code) that includes the Company.

      2.16 CONFORMITY WITH LAW; LITIGATION. Except as set forth on Schedule 2.16, there are no claims, actions, suits or proceedings, pending or, to the knowledge of the Company, threatened against or affecting the Company, the Business or any of the Assets, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over the Company, the Business or any of the Assets. Except as set forth on Schedule 2.16, no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received by the Company during the last five years and there is no basis therefor. Except as set forth on Schedule 2.16, the Company has conducted for the past five years and now conducts its business in material compliance with all laws, regulations, writs, injunctions, decrees and orders of governmental authorities applicable to the Company or its assets. The Company is not in violation of any law or regulation or any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it. The Company has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in applicable federal, state and local statutes, ordinances, permits, licenses, orders, approvals, variances, rules and regulations, including all such permits, licenses, orders and other governmental approvals set forth on Schedules 2.8 and 2.9, except where any failure to comply has not had and will not have a Material Adverse Effect or require any material expenditure in connection with the operation of the Business after the date hereof.

      2.17 TAXES. For purposes of this Agreement, the term "Taxes" shall mean all taxes, charges, fees, levies or other assessments including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, unemployment, occupation, use, service, license, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to or imposed with respect to any such taxes, charges, fees, levies or other assessments. The Company has timely filed all requisite federal, state and other tax returns or extension requests for all fiscal periods ended on or before the Balance Sheet Date. Except as set forth on Schedule 2.17, there are no examinations in progress or claims against the Company for federal, state or other taxes (including penalties and interest) for any period or periods prior to or on the Balance Sheet Date and no notice of any claim for taxes, whether pending or threatened, has been received. All Taxes, including interest and penalties (whether or not shown on any tax return) owed by the Company, any member of an affiliated or consolidated group which includes or included the Company has been paid. The amounts shown as accruals for taxes on the Financial Statements are sufficient for the payment of all taxes of the kinds indicated (including penalties and interest) for all periods shown. Copies of (i) any tax examinations, (ii) extensions of time for filing and (iii) the federal and local income tax returns and franchise tax returns of Company for the last three fiscal years, or such shorter period of time as any of them shall have existed, are attached hereto as Schedule 2.17. The stockholders of the Company made a valid election under the provisions of Subchapter S of the Code and the Company has not, within the past five years, been taxed under the provisions of Subchapter C of the Code. The stockholders of the Company shall remain liable for all income taxes payable for all periods through and including the date hereof. The Company uses the accrual method of accounting for income tax purposes, and the Company's methods of accounting have not changed in the past five years. The Company is not an investment company as defined in Section 351(e)(1) of the Code.

      2.18 NO VIOLATIONS; ALL REQUIRED CONSENTS OBTAINED. The Company is not in violation of its Articles of Incorporation or Bylaws, each as amended to date ("Charter Documents") . Neither the Company nor, to the knowledge of the Company, any other party thereto, is in material default under any lease, instrument, license, permit or material agreement to which the Company is a party or by which its properties are bound (the "Material Documents"). Except as set forth in Schedule 2.18, (a) the execution of this Agreement by the Company and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby (including, without limitation, the assignment to Purchaser of the rights and benefits to which the Company is entitled under the Material Documents) will not result in any violation or breach or constitute a default under, any of the terms or provisions of the Material Documents or the Charter Documents, and (b) at and after the date hereof the Purchaser will be entitled to the rights and benefits the under the Material Documents to which the Company is entitled immediately prior to the date hereof. Except as set forth on Schedule 2.18 (and except for consents already obtained), none of the Material Documents requires notice to, or the consent or approval of, any governmental agency or other third party with respect to any of the transactions contemplated hereby in order to remain in full force and effect and consummation of the transactions contemplated hereby will not give rise to any right to termination, cancellation or acceleration or loss of any right or benefit. Except as set forth on Schedule 2.18, none of the Material Documents prohibits the use or publication of the name of any other party to such Material Document, and none of the Material Documents prohibits or restricts the Company or will prevent or restrict the Purchaser from freely providing services to any person.

      2.19 GOVERNMENT CONTRACTS. Except as set forth on Schedule 2.19, the Company is not a party to any governmental contract subject to price redetermination or renegotiation.

      2.20 ABSENCE OF CHANGES. Since the Balance Sheet Date, the Company has conducted its operations in the ordinary course of business and, except as set forth on Schedule 2.20 or as otherwise contemplated hereby, there has not been:

            (i) any change in the Business, any of the Assets, or financial condition of the Company which would have a Material Adverse Effect;

            (ii) any damage, destruction or loss (whether or not covered by insurance) affecting any of the Assets or the Business that would have a Material Adverse Effect;

            (iii) any change in the authorized capital of the Company or its outstanding securities or any change in its ownership interests or any grant of any options, warrants, calls, conversion rights or commitments;

            (iv) any declaration or payment of any dividend or distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of the Company;

            (v) any increase in the compensation, bonus, sales commissions or fee arrangement payable or to become payable by the Company to any of its officers, directors, employees, consultants or agents except as reflected in the Interim Balance Sheet;

            (vi) any work interruptions, labor grievances or claims filed, or any event or condition of any character that would have a Material Adverse Effect;

            (vii) any sale or transfer, or any agreement to sell or transfer, any material assets, property or rights of Company to any person;

            (viii)any cancellation, or agreement to cancel, any material indebtedness or other obligation owing to the Company;

            (ix) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of the Company or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

            (x) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of the Company's business;

            (xi) any waiver of any material rights or claims of the Company;

            (xii) any amendment or termination of any material contract, agreement, license, permit or other right to which the Company is a party;

            (xiii)any transaction by the Company outside the ordinary course of its business;

            (xiv) any cancellation or termination of a material contract with a customer or client prior to the scheduled termination date; or

            (xv) any distribution of property or assets by the Company, other than as set forth on Schedule 2.20 or otherwise permitted by this Agreement.

      2.21 POWERS OF ATTORNEY. Schedule 2.21 sets forth a schedule as of the date of this Agreement of the name of each person, corporation, firm or other entity holding any general or special power of attorney from the Company.

      2.22 COMPETING LINES OF BUSINESS; RELATED-PARTY TRANSACTIONS. Except as set forth on Schedule 2.22, neither any of the stockholders of the Company nor any other affiliate of the Company owns, directly or indirectly, any interest in, or is an officer, director, employee or consultant of or otherwise receives remuneration from, any business which is a competitor, lessor, lessee, customer or supplier of the Company. Except as set forth on Schedule 2.22, no officer, director or stockholder of the Company has, nor during the period beginning January 1, 1990 through the date hereof had, any interest in any property, real or personal, tangible or intangible, used in or pertaining to the Company's business.

      2.23 DISCLOSURE. The Company has provided Purchaser with all the information that Purchaser has requested in analyzing whether to consummate the transactions contemplated hereby. None of the information so provided nor any representation or warranty of the Company contained in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. There is no fact known to the Company which has specific application to the Business or the Assets (other than general economic or industry conditions) which materially adversely affects or, so far as the Company can reasonably foresee, materially threatens, the Business or the Assets, or the condition (financial or otherwise), results of operations or prospects of the Company, which has not been described in this Agreement or the Schedules hereto. The disclosures in the Schedules, and those in any supplement thereto, shall relate only to the representations and warranties in the Section of this Agreement to which each Schedule expressly relates, and to no other representation or warranty in this Agreement.

      2.24 CERTAIN BUSINESS PRACTICES. Neither the Company nor any person acting on behalf of the Company has given or offered anything of value to any governmental official, political party or candidate for government office nor has it or any of them otherwise taken any action which would cause the Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any law of similar effect.

      2.25 NOTICES AND CONSENTS. Except as set forth on Schedule 2.25, the Company has given any notices to third parties and obtained any third party consents that may be necessary to transfer the Assets to Purchaser pursuant to this Agreement.

      2.26 NOTICE TO BARGAINING AGENTS. The Company has satisfied any and all requirements for notice of or consents to the transactions contemplated by this Agreement under applicable collective bargaining agreements, and copies of such notices are attached hereto on Schedule 2.26.

3.    REPRESENTATIONS OF METALS

      Metals represents and warrants that all of the following representations and warranties in this Section 3 are true at the date of this Agreement.

      3.1 DUE ORGANIZATION. Metals and Purchaser are each corporations duly incorporated, validly existing and in good standing under the laws of the state of Delaware, and each has the full power and authority to carry on its business as it is now being conducted. Metals and Purchaser are each qualified to do business and are each in good standing in each jurisdiction in which the nature of its business makes such qualification necessary, except where the failure to be so authorized or qualified would not have a Material Adverse Effect.

      3.2 AUTHORIZATION. (i) The respective representatives of Metals and Purchaser executing this Agreement have the authority to enter into and bind Metals and Purchaser to the terms of this Agreement and (ii) Metals and Purchaser have the full legal right, power and authority to enter into this Agreement and the transactions contemplated hereby. All corporate actions required to have been taken by Metals and Purchaser to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been taken.

      3.3 NO VIOLATIONS. The execution of this Agreement and the performance of the obligations hereunder and the consummation of the transactions contemplated hereby will not result in any violation or breach or constitute a default under any of the terms or provisions of the Restated Certificate of Incorporation, as amended, of Metals, or the Amended and Restated Bylaws of Metals or the Certificate of Incorporation or Bylaws of Purchaser.

      3.4 VALIDITY OF OBLIGATIONS. The execution and delivery of this Agreement by Metals and Purchaser and the performance of the transactions contemplated herein have been duly and validly authorized by the respective Boards of Directors of Metals and Purchaser and this Agreement has been duly and validly authorized by all necessary corporate action and is a legal, valid and binding obligation of Metals and Purchaser.

4.    DELIVERIES

      Concurrently with the execution and delivery of this Agreement, in addition to the deliveries described elsewhere herein, the parties hereto are taking the following actions:

      4.1 OPINION OF COUNSEL. Counsel to the Company and the stockholders of the Company is delivering an opinion dated the date hereof to Purchaser in the form annexed hereto as Annex III.

      4.2 GOOD STANDING CERTIFICATES. The Company is delivering to Purchaser certificates, dated as of a date no earlier than ten days prior to the date hereof, duly issued by the appropriate governmental authority in the State of Incorporation and in each state in which the Company is authorized to do business, showing the Company is in good standing and authorized to do business and that all state franchise and/or income tax returns and taxes for the Company for all periods prior to the date hereof have been filed and paid.

      4.3 EMPLOYMENT AND CONSULTING AGREEMENTS. John Stefiuk and Stephan Stefiuk, Sr. are entering into Employment and Consulting Agreements in the forms of Annex IIA and Annex IIB hereto.

      4.4 FERDON STREET WAREHOUSE LEASE. The Company and Purchaser are entering into a lease of the Ferdon Street Warehouse in the form of Annex IV hereto.

      4.5 THE 50 WHEELER POINT ROAD LEASE. The Company is executing an amendment to and an assignment of its rights under the 50 Wheeler Point Road lease effective as of the date hereof in the form of Annex VI hereto.

      4.6 GENERAL CONVEYANCE, TRANSFER AND ASSIGNMENT. The Company is executing and delivering to Purchaser a General Assignment, Transfer and Assignment in the form of Annex I hereto.

      4.7 ESCROW AGREEMENT. The Company and Purchaser are executing and delivering an Escrow Agreement with the Escrow Agent named therein in the form of Annex V hereto.

      4.8 ADDITIONAL DELIVERIES. In addition to the documents specifically required to by delivered hereby, Purchaser and the Company shall execute and deliver such other documents, certificates, and instruments as the other may reasonably request in order to effect the transactions contemplated hereby.

5.    POST-CLOSING COVENANTS

      The parties to this Agreement further covenant and agree as follows:

      5.1 FUTURE COOPERATION. The Company and Purchaser shall each deliver or cause to be delivered to the other following the date hereof such additional instruments as the other may reasonably request for the purpose of transferring, assigning and delivering to Purchaser and its assigns the Business and fully carrying out the intent of this Agreement. After the date hereof, Purchaser shall permit the Company and its representatives reasonable access, during regular business hours, and upon reasonable advance notice, to the Company's books and records in connection with the preparation and review of tax returns and any audit thereof.

      5.2 EXPENSES. Purchaser will pay the fees, expenses and disbursements of Purchaser and its agents, representatives, financial advisors, accountants and counsel incurred in connection with the execution, delivery and performance of this Agreement. The Company will pay the fees, expenses and disbursements of the Company and its agents, representatives, financial advisors, accountants and counsel incurred in connection with the execution, delivery and performance of this Agreement.

      5.3 PAYMENT OF LIABILITIES; BULK TRANSFER COMPLIANCE. The Company shall pay or otherwise satisfy all of its trade payables, other current liabilities and all other liabilities of the Company and shall fully pay or otherwise satisfy all other claims or liabilities relating to the Assets, the Business or the Company other than the Scheduled Obligations. The Company hereby indemnifies and holds Purchaser harmless from and against all claims, losses, demands, damages, liabilities, costs and expenses resulting from or relating to non-compliance by the Company with the bulk transfer provisions of the Uniform Commercial Code (or any similar law) in connection with the sale and transfer of the Business to Purchaser. The Company and the Purchaser shall equally bear and pay when due any sales, transfer or similar Taxes which may become applicable in respect of the Company's sale of the Business or any of the Assets to Purchaser.

      5.4 CHANGE OF THE COMPANY'S NAME. Immediately following the execution of this Agreement, the Company shall cease to use the name "Federal Bronze Products" or any similar name or names and as soon as practical thereafter will file with the office of the Secretary of State of the State of New Jersey any and all documents necessary to discontinue the authority of the Company to conduct business under such names.

      5.5 AGREEMENTS. Upon the request of Purchaser, at any time after the date hereof, the Stockholders agree to cause any stockholder of the Company to terminate any existing agreements to which the Company or and any such stockholder of the Company may be parties relating to or affecting the Business or any of the Assets.

      5.6 UNION EMPLOYEES AND THE COLLECTIVE BARGAINING AGREEMENT. Purchaser agrees to recognize the Glass, Molders, Pottery, Plastics & Allied Workers International Union, AFL-CIO CLC (the "Union") as the exclusive bargaining representative of the employees in the applicable bargaining unit, and to assume the collective bargaining agreement currently in effect between Company and the Union.

      5.7 UNION EMPLOYEES AND THE MULTIEMPLOYER PLAN. (a) The parties intend to comply with the requirements of Section 4204 of the ERISA in order that the transactions contemplated by this Agreement shall not be deemed a complete or partial withdrawal from the GMP and Employers Pension Fund (the "Multiemployer Plan"). Accordingly, Company and Purchaser agree to the following:

            (i) After the date hereof, Purchaser agrees to contribute in a manner complying with Section 4202 (a) (1) (A) of ERISA to the Multiemployer Plan for substantially the same number of "contribution base units" with respect to the operations of the Business for which Company had an "obligation to contribute" (as those terms are defined in Section 4001 (a) (11) and 4212 of ERISA, respectively) to the Multiemployer Plan pursuant to the agreement between Company and the Union.

            (ii) Prior to the first day of the first plan year after the date hereof, Purchaser and Company shall jointly apply to the Multiemployer Plan for a variance from the requirement of Section 4204(a) (1) (B) of ERISA, that a bond be obtained or an amount be held in escrow as provided in said Section. In the event that the Multiemployer Plan determines that the request does not qualify for such variance, within thirty (30) days after the date on which Company or Purchaser receives notice of the Multiemployer Plan's decision, Purchaser will provide to the Multiemployer Plan, for a period of five consecutive plan years commencing with the first plan year beginning after the Closing Date or such shorter time period in the manner and to the extent permitted pursuant to ERISA Section 4204, either a bond issued by a surety company that is an acceptable surety for purposes of Section 412 of ERISA, or an amount held in escrow by a bank or similar financial institution satisfactory to the Multiemployer Plan. The amount of such bond or escrow deposit shall be greater of (i) the average annual contribution that Company was required to make under the Multiemployer Plan with respect to the operations of the Business for the three plan years immediately preceding the plan year which includes the date hereof, or (ii) the annual contribution that Company was required to make under the Multiemployer Plan with respect to the operations of the Business for the last plan year immediately preceding the plan year which includes the date hereof.

            (iii) If Purchaser withdraws from the Multiemployer Plan with respect to operations of the Business in a complete withdrawal (within the meaning of Section 4203 of ERISA), or a partial withdrawal (within the meaning of Section 4205 of ERISA) prior to the end of the fifth plan year beginning after the date hereof, and the resulting liability of Purchaser with respect to the Multiemployer Plan is not paid, then Company shall be secondarily liable in an amount not to exceed the amount of withdrawal liability Company would have had to pay to the Multiemployer Plan as a result of the transactions contemplated by this Agreement but for Section 4204 of ERISA. Purchaser shall indemnify Company against any liability incurred by Company pursuant to this clause (iii).

            (iv) The Company and Purchaser shall take all further actions, and execute such documents as may be required or appropriate in order to give effect to the foregoing provisions of this Section 5.7, including to assure that the parties have properly perfected the "asset sale exception" pursuant to Section 4204 of ERISA, and to seek calculation of Purchaser's withdrawal liability, if applicable, pursuant to Section 4204 (b) (1) of ERISA.

      (b) The Company shall cooperate with Purchaser in preparing and submitting to the Multiemployer Plan or the Pension Benefit Guaranty Corporation ("PBGC") the request for a variance or exemption from the bond/escrow requirement of
Section 4204 (a) (1) (B) of ERISA (as described in clause (ii). Unless and until such a variance or exemption is granted, Purchaser shall comply with the bond/escrow requirement, except to the extent provided in PBGC Regulation
Section 2643.11(d)

6.    INDEMNIFICATION

      The Company, Metals and Purchaser each make the following covenants that are applicable to them, respectively:

      6.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

            (a) The representations and warranties of the Company made in this Agreement and in the documents and certificates delivered in connection herewith shall survive for a period of two years from the date hereof, provided that representations and warranties and indemnification obligations with respect to which a claim is made within such two-year period shall survive until such claim is finally determined and paid.

            (b) The representations and warranties of Metals and Purchaser made in this Agreement and in the certificates delivered in connection herewith shall survive for a period of two years following the date hereof, provided, however, that representations and warranties with respect to which a claim is made within such two year period shall survive until such claim is finally determined and paid.

            (c) The date on which a representation or warranty expires as provided herein is herein called the "Expiration Date." No claim for indemnification may be made with respect to a representation or warranty after the Expiration Date, other than claims based on fraud.

      6.2 GENERAL INDEMNIFICATION BY THE COMPANY. The Company covenants and agrees that it will indemnify, defend, protect, and hold harmless Metals, Purchaser, and their respective subsidiaries and officers, directors, employees, stockholders, agents, representatives and affiliates at all times from and after the date hereof until the Expiration Date from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) (collectively "Damages") incurred by such indemnified person as a result of or incident to (i) any breach of any representation or warranty of the Company set forth herein or in the certificates or other documents delivered in connection herewith, and (ii) any breach or nonfulfillment of any covenant or agreement by the Company under this Agreement. Purchaser shall not be entitled to indemnification hereunder to the extent that Purchaser is compensated for any Damages sustained by Purchaser by any insurance policy proceeds paid to Purchaser or tax benefit realized by Purchaser as a result of such Damages or is otherwise compensated for such Damages.

      6.3 INDEMNIFICATION BY METALS. Metals covenants and agrees that it will indemnify, defend, protect and hold harmless the Company at all times from and after the date hereof until the Expiration Date from and against all Damages incurred by the Company and the Stockholders (as defined herein) as a result of or incident to (i) any breach of any representation or warranty of Metals or Purchaser set forth herein or in the certificates delivered in connection herewith; (ii) any breach or nonfulfillment of any covenant or agreement by Metals or Purchaser under this Agreement; and (iii) any environmental condition arising out of, resulting from or relating to the operation or ownership of the Assets after the date hereof.

      6.4 THIRD PERSON CLAIMS. Promptly after any party hereto (the "Indemnified Party") has received notice of or has knowledge of any claim by a person not a party to this Agreement ("Third Person") or the commencement of any action or proceeding by a Third Person that may give rise to a right of indemnification hereunder, such Indemnified Party shall give to the party obligated to provide indemnification hereunder (an "Indemnifying Party") written notice of such claim or the commencement of such action or proceeding; provided, however, that the failure to give such notice will not relieve such Indemnifying Party from liability under this Section with respect to such claim, action or proceeding, except to the extent that the Indemnifying Party has been actually prejudiced as a result of such failure. The Indemnifying Party (at its own expense) shall have the right and shall be given the opportunity to associate with the Indemnified Party in the defense of such claim, suit or proceedings, provided that counsel for the Indemnified Party shall act as lead counsel in all matters pertaining to the defense or settlement of such claims, suit or proceedings. The Indemnified Party shall not, except at its own cost, make any settlement with respect to any such claim, suit or proceeding without the prior consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. It is understood and agreed that in situations where failure of the Indemnified Party to settle a claim expeditiously could have an adverse effect on the Indemnified Party, the failure of the Indemnifying Party to act upon the Indemnified Party's request for consent to such settlement within five business days of the Indemnifying Party's receipt of notice thereof from the Indemnified Party shall be deemed to constitute consent by the Indemnifying Party of such settlement for purposes of this Section.

      6.5 METHOD OF PAYMENT. All claims for indemnification shall be paid in cash.

      6.6 LIMITATIONS ON INDEMNIFICATION. Metals, Purchaser and the other persons or entities indemnified pursuant to this Section shall not assert any claim for indemnification hereunder against the Company until such time as, and solely to the extent that, the aggregate of all claims which such persons may have against the Company shall exceed $75,000 (the "Indemnification Threshold"). The Company shall not assert any claim for indemnification hereunder against Metals or Purchaser until such time as, and solely to the extent that the aggregate of all claims which the Company may have against Metals or Purchaser shall exceed the Indemnification Threshold. The Company's aggregate liability for indemnification for breaches of representations or warranties contained in this Agreement shall under no circumstances exceed $750,000. A portion of the Purchase Price equal to $750,000 (the "Escrowed Funds") shall be placed into an escrow account and held and disbursed in accordance with the terms of an Escrow Agreement in the form of Annex V hereto. The amount of any Damages incurred by Purchaser hereunder shall be disbursed to Purchaser from the Escrowed Funds in accordance with the terms of such Escrow Agreement.

      No person shall be entitled to indemnification under this Section if and to the extent that such person's claim for indemnification is directly or indirectly caused by a breach by such person of any representation, warranty, covenant or other agreement set forth in this Agreement. The indemnification provided for herein shall be the exclusive remedy in any action seeking damages or any other form of monetary relief brought by any party to this Agreement against any other party hereto.

7.    NONCOMPETITION

      7.1 PROHIBITED ACTIVITIES. The Stockholders identified on the signature pages hereto will not, for a period of five (5) years following the date hereof, for any reason whatsoever, directly or indirectly, for themselves or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature (including, without limitation, the Company):

            (i) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business offering services or products in direct competition with Metals or any of its subsidiaries within 200 miles of where the Company is located, conducts business or has sales representatives located (the "Territory");

            (ii) call upon any person who is, at that time, within the Territory, an employee of Metals or any of its subsidiaries for the purpose or with the intent of enticing such employee away from or out of the employ of Metals or any of its subsidiaries;

            (iii) call upon any person or entity which is, at that time, or which has been, within one year prior to the date hereof, a customer of Metals or any of its subsidiaries within the Territory for the purpose of soliciting or selling products or services in direct competition with Metals or any of its subsidiaries within the Territory.

      Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit any Stockholder from acquiring as a passive investor with no involvement in the operations or management of the business, not more than one percent (1%) of the capital stock of a competing business whose stock is publicly traded on a national securities exchange or over-the-counter market. The Company acknowledges that Mr. Stephen Stefiuk, Sr. and Mr. George Stefiuk are presently in involved with Machine Parts, Inc., which engages in precision machining, and the Company acknowledges that such activities, as conducted as of the date hereof, are not prohibited by the foregoing covenant.

      7.2 EQUITABLE RELIEF. Because of the difficulty of measuring economic losses to Metals as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to Metals for which it would have no other adequate remedy, each Stockholder agrees that the foregoing covenant may be enforced by Metals in the event of breach by such Stockholder, by injunctions, restraining orders and other equitable actions.

      7.3 REASONABLE RESTRAINT. It is agreed by the parties hereto that the foregoing covenants in this Section impose a reasonable restraint on the Stockholders in light of the activities and business of the Company and Metals and its subsidiaries.

      7.4 SEVERABILITY; REFORMATION. The covenants in this Section are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

      7.5 INDEPENDENT COVENANT. The Stockholders acknowledge that their covenants set forth in this Section are material conditions to Metals' willingness to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All of the covenants in this Section shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of any Stockholder against Metals or any subsidiary thereof, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Metals of such covenants. It is specifically agreed that the period of five (5) years stated at the beginning of this Section, during which the agreements and covenants of each Stockholder made in this Section shall be effective, shall be computed by excluding from such computation any time during which such Stockholder is in violation of any provision of this Section. The covenants contained in this Section shall not be affected by any breach of any other provision hereof by any party hereto and shall have no effect if the transactions contemplated by this Agreement are not consummated.

8.    NONDISCLOSURE OF CONFIDENTIAL INFORMATION

      8.1 GENERAL. The Stockholders recognize and acknowledge that they have access to certain confidential information of the Company, such as operational policies, pricing and cost policies, and other information, that are valuable, special and unique assets, and are included in the Assets to be acquired by Purchaser hereunder. The Stockholders agree that they will not disclose such confidential information, or any confidential information of Purchaser or Metals to which they may have access in the future, to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (a) to authorized representatives of Purchaser, (b) such information may be disclosed by the Stockholders as is required in the course of performing their duties, if any, for Purchaser and (c) to counsel and other advisers, unless (i) such information becomes known to the public generally through no fault of the Stockholders, (ii) disclosure is required by law or the order of any governmental authority, provided, that prior to disclosing any information pursuant to this clause (ii), the Stockholders shall give prior written notice thereof to Purchaser and provide Purchaser with the opportunity to contest such disclosure, or (iii) the disclosing party in good faith believes that such disclosure is required in connection with the defense of a lawsuit against the other party. In the event of a breach or threatened breach by any of the Stockholders of the provisions of this Section, Purchaser shall be entitled to injunctive or other equitable relief restraining such Stockholders from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Purchaser from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

      8.2 EQUITABLE RELIEF. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused for which Purchaser would have no other adequate remedy, the Stockholders agree that the foregoing covenants may be enforced against them by injunctions, restraining orders and other appropriate equitable relief.

      8.3 SURVIVAL. The obligations of the parties under this Section shall survive the termination of this Agreement for a period of five years.

9.    GENERAL

      9.1 SUCCESSORS AND ASSIGNS. This Agreement and the rights of the parties hereunder may not be assigned (except as expressly permitted hereby or by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of the Company, Purchaser and Metals, and the heirs and legal representatives of the Stockholders.

      9.2 ENTIRE AGREEMENT. This Agreement (including the schedules, exhibits and annexes attached hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding among the Stockholders, the Company, Purchaser and Metals and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement, upon execution, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by the Company, the Stockholders party hereto, Purchaser and Metals, acting through their respective officers, duly authorized by their respective Boards of Directors.

      9.3 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

      9.4 BROKERS AND AGENTS. Each party represents and warrants that it employed no broker or agent in connection with this transaction and agrees to indemnify the other parties hereto against all loss, cost, damages or expense arising out of claims for fees or commission of brokers employed or alleged to have been employed by such indemnifying party.

      9.5 NOTICES. All notices and communications required or permitted hereunder shall be in writing and may be given by depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same in person or by facsimile to an officer or agent of such party, as follows:

            If to Metals or Purchaser, addressed to it at:

                  Metals  USA, Inc.
                  Three Riverway, Suite 600
                  Houston, Texas  77056
                  Attn: General Counsel
                  Facsimile No.:  713-965-0067

            If to the Company or the Stockholders party hereto, addressed to it or them at their addresses set forth on Schedule 9.5 hereto, or to such other address as any party hereto shall specify pursuant to this Section from time to time.

      9.6 GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Delaware other than its principles governing conflicts of laws.

      9.7 EFFECT OF INVESTIGATION. No investigation by the parties hereto in connection with this Agreement or otherwise shall affect the representations and warranties of the parties contained herein or in any certificate or other document delivered in connection herewith and each such representation and warranty shall survive such investigation. Neither Purchaser nor Metals during the course of its investigation of the Company or its assets, liabilities or business, has discovered any fact or information that Purchaser or Metals believes is a breach of a representation or warranty made by the Company.

      9.8 EXERCISE OF RIGHTS AND REMEDIES. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

      9.9 TIME. Time is of the essence with respect to this Agreement.

      9.10 REFORMATION AND SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

      9.11 CAPTIONS. The headings of this Agreement are inserted for convenience only, and shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

      9.12 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other party; provided, however, that any party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities.

      9.13 NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                    METALS  USA, INC.



                                    By:
                                    Name:
                                    Title:


                                    FEDERAL BRONZE ALLOYS INC.


                                    By:
                                    Name:
                                    Title:

                                    FEDERAL BRONZE PRODUCTS, INC.

                                    By:
                                    Name:
                                    Title:

                                    Stockholders:

                                    Stephan Stefiuk, Sr.


                                    Jack Stefiuk



                                    George Stefiuk, as Custodian for his minor children


                                    Jane Archambault


                                    Stephen Stefiuk, Jr.

                                                                       ANNEX I


                  GENERAL CONVEYANCE, TRANSFER AND ASSIGNMENT


      Reference is hereby made to the Asset Purchase Agreement dated as of September 26, 1997 (the "Asset Purchase Agreement") among Federal Bronze Alloys Inc., a Delaware corporation (the "Purchaser"), Federal Bronze Products, Inc., a New Jersey corporation (the "Seller"), and the other parties named therein. Terms defined in the Asset Purchase Agreement and not otherwise defined herein are used herein with the meanings so defined.

      1. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller hereby sells, conveys, transfers, assigns and delivers to the Purchaser all right, title and interest in and to all of the Assets, to have and to hold the Assets hereby conveyed, transferred, assigned and delivered, or intended so to be, unto the Purchaser, its successors and assigns forever.

      2. The Seller hereby irrevocably constitutes and appoints the Purchaser, its successors and assigns, the true and lawful attorney of the Seller, with full power of substitution, in the name of the Seller or otherwise, and on behalf and for the benefit of the Purchaser, its successors and assigns, to demand and receive from time to time any and all of the Assets hereby conveyed, transferred, assigned and delivered, or intended so to be, and to institute, defend and compromise any and all actions, suits or proceedings in respect of any of the Assets hereby conveyed, transferred, assigned and delivered, or intended so to be, that the Purchaser, its successors or assigns shall deem desirable, and to do all acts and things in relation to the Assets and interests which the Purchaser, its successors or assigns deem desirable. The Seller hereby declares that the foregoing powers are coupled with an interest and shall be irrevocable by it in any manner or for any reason.

      3. This instrument shall be binding upon and inure to the benefit of the respective successors and assigns of the Purchaser and the Seller.

      IN WITNESS WHEREOF, the Seller has caused this instrument to be duly executed as of the day and year first above written.

                                          FEDERAL BRONZE PRODUCTS, INC.



                                          By:
                                          Name:
                                          Title: